Exhibit 10.38

Execution Version

AMENDED AND RESTATED PROMISSORY NOTE

1. For value received, MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company, whose address is 5220 Spring Valley, LL20, Dallas, Texas 75254 (“Borrower”) on this day, December 1, 2023 (the “Effective Date”) does hereby promise to pay to the order of PILOT TRAVEL CENTERS LLC, a Delaware limited liability company, as successor by assignment to EQUIPMENT TRANSPORT, LLC, a Pennsylvania limited liability company whose address is 20 Greenway Plaza, Suite 500, Houston, TX 77046 (“Lender”), at the foregoing address or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of One Million Five Hundred Thousand and No/100s US Dollars ($1,500,000.00 USD) (the “Total Principal Amount”), or such greater capitalized amounts advanced to or owing by Borrower and remaining outstanding under this Amended and Restated Promissory Note (this “Note”), together with interest from the Effective Date on the principal balance outstanding from time to time as hereinafter provided. Subject to Section 3 below, interest shall be computed on a per annum basis of a year of three hundred sixty (360) days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. Capitalized terms not defined in this Note shall have the same meaning as set forth in that certain Asset Purchase Agreement dated as of the Effective Date by and between Lender, Borrower, James Ballengee (“Guarantor”) and the other party thereto (the “Purchase Agreement”). Collectively, this Note, the Purchase Agreement and any and all renewals, extensions, modifications, amendments, ratifications, restatements, rearrangements and substitutions of all or any part of such documents, are hereinafter referred to as the “Loan Documents”.

2. Payment Terms. Interest on amounts outstanding hereunder shall accrue and capitalize monthly from the Effective Date. The Total Principal Amount plus all interest accrued shall be payable by Borrower in full on December 31, 2024 (the “Maturity Date”), when the entire amount hereof shall then be fully paid; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

3. Interest Rate. The annual rate of interest on all sums outstanding hereunder shall be equal to ten and one-half percent (10.50%). The principal amount owed hereunder shall be considered for all purposes by the Parties as the total capitalized value owed to Lender.

4. Use of Proceeds Default Payments and Rate. Upon an Event of Default, including failure to pay upon the Maturity Date, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate otherwise provided herein by the greater of three (3.00) percentage points or the maximum rate permitted by law, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including the rate determined under “(a)” above).

5. Payment and Prepayment. Borrower may prepay, prior to maturity, all or any part of the principal of this Note in accordance with the terms and provisions hereof. All payments and prepayments of principal and interest shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made and tendered in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note, absent manifest error.

6. Events of Default. The following shall be considered an “Event of Default” for purposes of this Note:

(a)	the failure of Borrower to pay when due any amount owed under this Note or any part hereof, principal or interest, as the same shall become due and payable; or

(b)	any material breach or default of the Purchase Agreement, or any document ancillary thereto, made subject thereto, or executed in connection therewith; or

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(c)	any representation or warranty made by the Borrower in this Note shall have been untrue in any material respect when made; or

(d)	One or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance provided by an independent solvent third-party insurer who has been notified of such judgment, order or decree and has not denied coverage) shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Borrower or any of its Subsidiaries to enforce any such judgment; or

(e)	the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Title 11 of the United States Code (the “Bankruptcy Code”), as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in subsection (f) below, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due; or

(f)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)	the Borrower incurs, creates, assumes or permits to exist any lien, security interest or encumbrance upon any of the Collateral (as defined in that certain Security Agreement (the “Security Agreement”) dated as of December 31, 2023, by and between Borrower, as Obligor, and Pilot OFS Holdings LLC, a Delaware limited liability company (“POFS”)) or any portion thereof, except as provided in this Note, the Security Agreement or any of the other Loan Documents; or

(h)	any breach or default of the Letter Agreement regarding Secured Promissory Note and related Loan Documents dated as of September __, 2024 by and between the Borrower and POFS.

7. Default. It is expressly provided that upon the occurrence of an Event of Default, the holder of this Note may, at its option, without further notice or demand, (a) declare the outstanding principal balance and accrued but unpaid interest on this Note at once due and payable, (b) pursue any and all other rights, remedies and recourses available to the holder hereof, at law or in equity, or (c) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees. The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies and recourses of the holder hereof, as provided in this Note and in any of the other Loan Documents, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (x) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (y) impair, reduce, release or extinguish the obligations of any party liable under any of the Loan Documents as originally provided therein or herein.

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8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Guaranty of all Obligations Hereunder.

(a)	Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Lender the due, punctual and complete performance of the obligations of the Borrower under this Note (collectively, the “Buyer Obligations”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this guarantee, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such actions. Guarantor reserves the right to assert defenses which Borrower may assert against Lender under this Note with respect to payment or performance of any Buyer Obligation.

(b)	Notwithstanding anything to the contrary herein, the obligations of Guarantor hereunder shall not be released or discharged or otherwise affected by: (i) any dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower; (ii) any amendment, change, modification or restatement of this Note, in whole or in part; or (iii) the existence of any claim, set-off or other rights which Guarantor may have at any time against Lender, whether in connection herewith or with any unrelated transactions.

(c)	Guarantor hereby expressly waives, relinquishes and agrees not to assert or take advantage of (i) any right to require Lender to proceed against Borrower or any other party or to pursue any other right or remedy in Lender’s power before proceeding against Guarantor, or (ii) all rights and remedies accorded to sureties or guarantors except as expressly set forth in this Note.

(d)	Guarantor hereby represents and warrants to Lender that (i) he is an individual with an address of 5220 Spring Valley, LL20, Dallas, Texas 75254; (ii) he has all power and authority to execute, deliver and perform his obligations set forth in this Note; (iii) this Note has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of him, enforceable against him in accordance with its terms, except as such enforceability may be limited by creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) the execution, delivery and performance by him of this Note do not and will not (A) violate any applicable Law (as defined in the Purchase Agreement), or (B) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under, any contract to which Guarantor is a party, other than any such violation, default or right that, individually or in the aggregate, would not reasonably be expected to materially prevent, impede or delay Guarantor from performing its obligations under this Note; and (v) it has the financial capacity to pay and perform the Buyer Obligations, and access to funds necessary for it to fulfill the Buyer Obligations and such access will continue for so long as the Buyer Obligations shall remain in effect.

10. Joint and Several Liability; Waiver. Each maker, signer, surety, guarantor and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, or releases, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

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11. Waivers. Borrower and any and all endorsers and guarantors of this Note severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and without further notice hereby agree to renewals, extensions, exchanges or releases of collateral, taking of additional collateral, indulgences or partial payments, either before or after maturity.

12. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

13. Governing Law and Venue. Borrower and Lender agree that the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note, without regard to its conflict of laws provisions. In the event of a dispute involving this Note or the Loan Documents, the undersigned irrevocably agrees that the sole and exclusive venue for such dispute shall lie in a court of competent jurisdiction in HARRIS County, Texas.

14. Captions and Headings. The captions and paragraph headings in this Note are inserted for convenience only and are not to be used to limit the terms herein.

15. Supersession. This Note amends, replaces, and supersedes that certain Promissory Note dated December 1, 2023 (the “Original Note”), by and between Borrower and Lender, but does not constitute a novation of the indebtedness evidenced by the Original Note. This Note, together with the Loan Documents, constitutes the entire agreement of Borrower and Lender with respect to the subject matter contemplated hereby, and may only be amended in a writing signed by both parties hereto.

16. Purchase Agreement. This Note is made pursuant to, and hereby incorporates by reference, the terms and provisions of the Purchase Agreement cited herein.

17. Funding Efforts. Notwithstanding anything contained herein to the contrary, or any other writing to the contrary, if Borrower fails to demonstrate good faith efforts and progress to close, consummate, and fund a revolving line of credit with nFusion Capital Finance, LLC, Lender may, in its sole and absolute discretion, by written notice to Borrower, declare the Borrower in material breach of this Amended and Restated Promissory Note and pursue all rights and remedies available to it hereunder.

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[Signature page follows.]

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WHEREFORE, premises considered, the authorized representative of Borrower has executed and entered into this Note to be effective as of the Effective Date.

BORROWER:

MERIDIAN EQUIPMENT LEASING, LLC,
a Texas limited liability company

By:
Name:
Title:

GUARANTOR:

JAMES BALLENGEE

By:

LENDER:

PILOT TRAVEL CENTERS LLC,
a Delaware limited liability company

By:
Name:
Title:

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